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                                                                    EXHIBIT 20



LOGO SCB COMPUTER TECHNOLOGY, INC.



Contact:   T. Scott Cobb                            Michael J. Boling, CPA
           President and                            Executive Vice President and
           Chief Executive Officer                  Chief Financial Officer
           901-754-6577                             901-754-6577

         SCB COMPUTER TECHNOLOGY, INC. SELLS TWO NON-CORE BUSINESS UNITS
            AS A PART OF RESTRUCTURING TO FOCUS ON CORE COMPETENCIES

                         --------------------------------

            EXPECTS TO INCUR ONE-TIME CHARGES FOR ITS SECOND QUARTER

MEMPHIS, Tenn. -- (December 1, 2000) -- SCB Computer Technology, Inc. (OTCBB:SCBI) today announced that as part of its strategy to focus its operations on core competencies, the Company has completed the sales of two computer hardware business units, Proven Technology and Global Services. These non-core business units, based in New York and Arizona, represented less than 3% of fiscal year 2000 annual sales and contributed in excess of 25% of the operating loss in fiscal 2000. The Company also announced that it expects to close its only other hardware/software sales business unit and does not plan to accept any new leases in its computer leasing business unit. These two business units represented less than 5% of SCB's fiscal 2000 annual sales and contributed in excess of 10 percent of the operating loss in fiscal year 2000.

         T. Scott Cobb, president and chief executive officer, said, "We are aggressively moving our company toward our core competencies. As a result of these actions, SCB expects to incur one-time charges for discontinued operations of approximately $10.0 million ($9.2 million of which are non-cash) in its second quarter that ended October 31, 2000. Approximately $8.2 million of the total charges represent the non-cash write-down of goodwill and residual values booked in the computer leasing business unit. The remainder is for a loss on the sales of the two computer hardware business units and a discontinued operations reserve to cover other costs in the computer leasing and hardware/software sales business units. The sales of these two business units and the other restructuring actions are consistent with our strategy to focus SCB on its core competencies of providing information technology staffing, consulting and outsourcing services."

        Mr. Cobb went on to say, "Since our annual shareholders' meeting on October 18, 2000, SCB's management and Board of Directors have completed an extensive analysis of all of the Company's assets and business units. Based upon this analysis, we intend to take additional one-time charges of $29.8 million in the second quarter. Of these charges, $26.9 million represent the write-down of previously recorded goodwill from the acquisition of two business units. We have concluded that the operating results of these operations will no longer support the goodwill originally recorded."


                                     -MORE-


  3800 Forest Hill-Irene Road, Suite 100 - Memphis, TN 38125 - (901) 754-6577

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SCBI Announces Sales of Two Business Units
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December 1, 2000


         "We continue to work to improve our operations and expect to report a small profit from continuing operations for the second quarter before these unusual and discontinued operations charges," Mr. Cobb indicated.

         The Company expects to release its unaudited results for the second quarter on December 6, 2000.

         Certain statements contained in this press release and related statements by management of SCB may be deemed to be forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including those relating to SCB's future operations and results and the other risks and uncertainties described in SCB's filings with the Securities and Exchange Commission. SCB undertakes no obligation to update this forward-looking information except as required by law.

         SCB Computer Technology, Inc., is a leading provider of information technology management and technical services to Fortune 1000 companies, state and local governments, and other large organizations. For additional information, visit SCB's home page at: HTTP://WWW.SCB.COM


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